Execution Version

FIRST AMENDMENT TO
FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
MID-CON ENERGY PARTNERS, LP

THIS FIRST AMENDMENT TO FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MID-CON ENERGY PARTNERS, LP dated as of August 11, 2016 (this “Amendment”) is entered into by Mid-Con Energy GP, LLC (the “General Partner”), a Delaware limited liability company and the general partner of Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”), pursuant to the authority granted to the General Partner in Section 13.1 of the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 20, 2011 (the “Partnership Agreement”).
RECITALS
WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the Partnership may issue additional Partnership Interests for any Partnership purpose at any time and from time to time to such Persons and for such consideration and on such terms and conditions as the General Partner in its sole discretion shall determine, all without the approval of any Limited Partners;
WHEREAS, Section 5.6(b) of the Partnership Agreement provides that the Partnership Interests authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests) as shall be fixed by the General Partner;
WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner may, without the approval of any Limited Partner, amend any provision of the Partnership Agreement that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6 of the Partnership Agreement; and
WHEREAS, the General Partner deems it advisable and in the best interest of the Partnership to effect this Amendment to provide for (i) the creation of a new class of Units to be designated as Class A Preferred Units and to fix the preferences and the relative participating, optional and other special rights, powers and duties pertaining to the Class A Preferred Units, including, without limitation, the conversion of the Class A Preferred Units into Common Units in accordance with the terms described herein, (ii) the issuance of the Class A Preferred Units to the Purchasers pursuant to the Class A Preferred Unit Purchase Agreement and (iii) such other matters as are provided herein;
NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the General Partner hereby adopts the following:

A.Amendment. The Partnership Agreement is hereby amended as follows:
1.    Article I is hereby amended to add or restate, as applicable, the following definitions in Section 1.1 in the appropriate alphabetical order:
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. For purposes of this Agreement, and not in limitation of the foregoing (i) the Partnership, on the one hand, and the Purchasers, on the other hand, shall not be considered Affiliates solely by virtue of such Purchasers holding Class A Preferred Units, and (ii) any fund, entity or account managed, advised or sub-advised, directly or indirectly, by a Purchaser or any of its Affiliates, or the direct or indirect equity owners, including limited partners of a Purchaser or any of its Affiliates, shall be considered an Affiliate of such Purchaser.
“Change of Control” means the occurrence of any of the following events: (i) the Permitted Holders cease to beneficially own, directly or indirectly, at least 50% of the outstanding voting securities of the General Partner, measured by voting power rather than number of units; (ii) the Common Units are no longer listed or admitted to trading on the NASDAQ or another National Securities Exchange; (iii) the direct or indirect sale, lease, transfer, conveyance or other disposition (including by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Partnership and its Subsidiaries, taken as a whole, to any Section 13(d) Person or Persons; or (iv) the General Partner withdraws or is removed by the Limited Partners in accordance with the terms of this Agreement.
“Class A Closing Date” has the meaning ascribed to the term “Closing Date” in the Class A Preferred Unit Purchase Agreement.
“Class A Preferred Holder” means a holder of a Class A Preferred Unit.
“Class A Preferred Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to a Class A Preferred Unit in this Agreement, including PIK Units.
“Class A Preferred Unit Distribution” has the meaning assigned to such term in Section 5.10(b)(i)(A).
“Class A Preferred Unit Distribution Amount” has the meaning assigned to such term in Section 5.10(b)(i)(A).
“Class A Preferred Unit Majority” means the affirmative vote or consent of a majority of the Outstanding Class A Preferred Units, voting separately as a class with one vote per Class A Preferred Unit.
“Class A Preferred Unit Price” means $2.15 per Class A Preferred Unit.
“Class A Preferred Unit Purchase Agreement” means the Class A Preferred Unit Purchase Agreement, dated as of July 31, 2016, among the Partnership and the Purchasers.

“Class A Transfer Agent” means the Person who is then serving as the Transfer Agent with respect to the Common Units.
“COC Redemption Premium” means, with respect to a Redemption Date occurring (i) prior to the second anniversary of the Class A Closing Date, 150% of the Class A Preferred Unit Price; (ii) during the period commencing on the second anniversary, and ending on the date immediately preceding the third anniversary, of the Class A Closing Date, 130% of the Class A Preferred Unit Price; (iii) during the period commencing on the third anniversary, and ending on the date immediately preceding the fourth anniversary, of the Class A Closing Date, 110% of the Class A Preferred Unit Price; and (iv) thereafter, 100% of the Class A Preferred Unit Price.
“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to the Common Units in this Agreement. The term “Common Unit” does not refer to or include any Class A Preferred Unit prior to its conversion into a Common Unit pursuant to the terms of this Agreement.
“Competitor” means a Person that (i) (a) is an operating company (and not a financial institution, private equity fund or infrastructure fund) and (b) is engaged in the ownership, acquisition, exploration or development of producing oil and natural gas properties, or (ii) is a “publicly traded partnership” within the meaning of Section 7704(b) of the Code or the general partner thereof.
“Conversion Date” means, with respect to each Class A Preferred Unit, the date on which the Partnership has completed the conversion of such Class A Preferred Unit pursuant to Section 5.10(d).
“Conversion Price” means, subject to Section 5.10(d)(ix), the Class A Preferred Unit Price.
“Conversion Rate” means a number of Common Units equal to the quotient of (i) the Class A Preferred Unit Price divided by (ii) the Conversion Price.
“Credit Agreement” means the Credit Agreement, dated as of April 23, 2012, as amended, by and among the Operating Company, as borrower, the Partnership, as guarantor, Wells Fargo Bank, National Association, as administrative agent and collateral agent, and the other financial institutions party thereto, as the same may be amended, restated or supplemented.
“Equity Distribution Agreement” means the Equity Distribution Agreement, dated as of May 5, 2015, by and among the Partnership, the General Partner and the Operating Company and RBC Capital Markets, LLC, Wells Fargo Securities, LLC, UBS Securities LLC, Raymond James & Associates, Inc. and MLV & Co. LLC.
“First Liquidation Target Amount” has the meaning set forth in Section 6.1(c)(i)(C).
“Founders” means, collectively, S. Craig George, Charles R. Olmstead and Jeffrey R. Olmstead.

“Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks junior to the Class A Preferred Units, including but not limited to Common Units and General Partner Interests.
“Liquidation Preference” means, with respect to each Class A Preferred Unit, the sum of the Class A Preferred Unit Price (subject to adjustments for any stock splits, combinations or recapitalization with respect to the Class A Preferred Units) plus all accrued but unpaid and accumulated distributions, if any, on such Class A Preferred Unit to, but not including, the Liquidation Date.
“Minimum Conversion Amount” means (i) a number of Class A Preferred Units having an aggregate value of $1.0 million, which value is calculated by multiplying (A) the number of Class A Preferred Units to be converted by (B) the Class A Preferred Unit Price, or (ii) if the value of the Class A Preferred Units (calculated in accordance with clause (i) above) to be converted by the Class A Preferred Holder requesting conversion does not equal or exceed $1.0 million, then all of the Class A Preferred Units held by such Class A Preferred Holder.
“NASDAQ” means the NASDAQ Global Select Market.
“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section).
“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).
“Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and/or distributions upon liquidation of the Partnership (taking into account the intend effects of the allocation of gains and losses as provided in this Agreement), ranks pari passu with the Class A Preferred Units.
“Partnership Interest” means any class or series of equity interest in the Partnership, which shall include any General Partner Interest and Limited Partner Interest (including, for the avoidance of doubt, any Common Unit and Class A Preferred Unit), but shall exclude any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership.
“Payment Date” has the meaning set forth in Section 5.10(b)(iv).
“Percentage Interest” means as of any date of determination (a) as to the General Partner, with respect to the General Partner Interest (calculated based upon a number of Notional General Partner Units), and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Notional General Partner Units deemed held by the General Partner or the number of Units held by such Unitholder, as the case may be, by (B) the total number of Outstanding Units and Notional General Partner Units and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as part of such issuance. The Percentage Interest with respect to a Class A Preferred Unit shall at all times be zero.
“Permitted Affiliate” has the meaning set forth in Section 4.10(c).
“Permitted Holder” means: (i) the Founders; (ii) any wife, lineal descendant, legal guardian or other legal representative or estate of any of the Founders; (iii) any estate planning trust of which at least one of the trustees is any of the Founders; and (iv) any other Person that is controlled directly or indirectly by any one or more of the Founders.
“PIK Distribution Amount” has the meaning set forth in Section 5.10(b)(i)(B).
“PIK Payment” has the meaning set forth in Section 5.10(b)(i)(B).
“PIK Payment Date” has the meaning set forth in Section 5.10(b)(v).
“PIK Unit” means a Class A Preferred Unit issued pursuant to a Class A Preferred Unit Distribution in accordance with Section 5.10(b)(i)(B).
“Preferred Units” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks senior to the Common Units, including the Class A Preferred Units.
“Prohibited Payment” has the meaning set forth in Section 5.10(b)(i)(B).
“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests, and (c) when used with respect to Class A Preferred Holders, apportioned equally among all Class A Preferred Holders in accordance with the relative number or percentage of Class A Preferred Units held by each such Class A Preferred Holder.
“Purchaser” and “Purchasers” have the meaning given to such term in the introductory paragraph of the Class A Preferred Unit Purchase Agreement.
“Redemption Date” means, with respect to each Class A Preferred Unit, the date on which the Partnership has completed the redemption of such Class A Preferred Unit pursuant to Section 5.10(e)(ii) or Section 5.10(f).
“Section 13(d) Person” means any Person individually or two or more Persons acting as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of an issuer.
“Second Liquidation Target Amount” has the meaning set forth in Section 6.1(c)(i)(D).

“Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and/or distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks senior to the Class A Preferred Units.
“Stated Class A Liquidation Preference” means an amount equal to $2.15 per Class A Preferred Unit.
“Suspension Period” means the period beginning on the Class A Closing Date and ending on the fifth anniversary of the Class A Closing Date, unless earlier terminated with the consent of the Class A Preferred Holders in accordance with Section 5.10(c)(iv).
“Transfer Limitation Period” has the meaning set forth in Section 4.10(a).
“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units and Class A Preferred Units but shall not include the General Partner Interest.
2.    Article IV is hereby amended to add a new Section 4.10 implementing certain transfer restrictions on the Class A Preferred Units:
Section 4.10    Restrictions on Transfer of Class A Preferred Units.
(a)    During the period beginning on the Class A Closing Date and ending on the date immediately preceding the first anniversary of the Class A Closing Date (the “Transfer Limitation Period”), no Purchaser nor any Affiliate of a Purchaser shall, except as provided in Section 4.10(c), transfer any Class A Preferred Units held by such Purchaser or Affiliate without the approval of the General Partner.
(b)    After the Transfer Limitation Period, each Purchaser may transfer any Class A Preferred Units held by it to any other Person or Persons, except for any transfers to any Section 13(d) Persons that, after giving effect to such transfer, would own more than 15% of the Outstanding Common Units, including the number of Common Units into which such Class A Preferred Units to be transferred to such Section 13(d) Persons are then convertible; provided, however, that the foregoing restriction shall not apply to any transfer of Class A Preferred Units to (i) any investment bank or similar institution that assists in the brokering or marketing of the Class A Preferred Units on behalf of any Purchaser or (ii) any Affiliate of such Purchaser, provided, that, in the case of this clause (ii), subsequent transferees (including such Affiliates) remain subject to the restriction.
(c)    Notwithstanding anything to the contrary contained herein, a Purchaser shall at all times from and after the Class A Closing Date be permitted to transfer any Class A Preferred Units held by such Purchaser to any Person that is an Affiliate of such Purchaser or to another Purchaser (each such Person, a “Permitted Affiliate”), provided that any such transfer would not result in the Partnership being considered terminated for purposes of Section 708 of the Code (a “Technical Termination”); provided further, that the Partnership shall provide any Purchaser, upon its request, with information sufficient for such Purchaser to determine if a proposed transfer of Class A Preferred Units would result in a Technical Termination.

(d)    Notwithstanding anything to the contrary contained herein, no Purchaser shall transfer any Class A Preferred Units to any Person that is a Competitor; provided, however, that the foregoing restriction shall not apply to any transfer of Class A Preferred Units on any National Securities Exchange on which the Class A Preferred Units are then-listed or admitted for trading; provided, further, that there shall be no obligation to list or admit the Class A Preferred Units for trading on any National Securities Exchange.
(e)    This Section 4.10 sets forth all restrictions on transfer applicable to Class A Preferred Units.
3.    Section 5.5(a) is hereby amended and restated as follows:
(a)    The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including Simulated Gain and income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest; provided that the Capital Account of a holder in respect of Class A Preferred Units shall not be decreased by the amount of any Class A Preferred Unit Distributions, and (y) all items of Partnership deduction and loss (including Simulated Depletion and Simulated Loss) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. The initial Capital Account with respect to the Class A Preferred Units shall be Stated Class A Liquidation Preference. In connection with the foregoing, the Partnership shall adopt the methodology set forth in the noncompensatory option regulations under Treasury Regulation Sections 1.704-1 and 1.721-2 with respect to the issuance and conversion of Class A Preferred Units, unless otherwise required by applicable law.
4.    Section 5.5(d)(i) is hereby amended and restated as follows:
(d)    (i) Consistent with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option (including the conversion of a Class A Preferred Unit in accordance with Section 5.10(d)), the issuance of Partnership Interests as consideration for the provision of services, or the conversion of the Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Accounts of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance (or, in the case of a Conversion Date, immediately after such Conversion Date) shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided, further, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. Any such Unrealized Gain or Unrealized Loss (or items thereof) shall be allocated (A) if the operation of this sentence is triggered by the conversion of a Class A Preferred Unit, first among the Partners holding Common Units as may be necessary to cause the Capital Account attributable to each Common Unit to be the same, and (B) any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners pursuant to Section 6.1 in the same manner as any item of gain, loss, Simulated Gain or Simulated Loss actually recognized would have been allocated. If the Unrealized Gain or Unrealized Loss allocated as a result of the occurrence of a Conversion Date is not sufficient to cause the Capital Account attributable to each Common Unit to be the same, then Capital Account balances shall be reallocated between the Partners holding such Units so as to cause the Capital Account attributable to each Common Unit to be the same, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3). In determining Unrealized Gain or Unrealized Loss in connection with the issuance of additional Partnership Interests or a Conversion Date, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of an adjustment to the Carrying Value of Partnership property resulting from the exercise of a Noncompensatory Option (including conversion of a Class A Preferred Unit) immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of the Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt in its sole discretion. For this purpose, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, based on the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time (on a fully converted basis) of all Partners at such time, and the amount of Partnership liabilities; and, if before the Conversion Date of any Class A Preferred Units or other Noncompensatory Options, may adjust the fair market value of all Partnership assets to reflect the difference, if any, between the fair market value of any Class A Preferred Units or other Noncompensatory Options for which the Conversion Date has not occurred and the aggregate Capital Accounts attributable to such Class A Preferred Units to the extent of any Unrealized Gain or Unrealized Loss that has not been reflected in the Partners’ Capital Accounts previously, consistent with the methodology of Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.
5.    Article V is hereby amended to add a new Section 5.10 creating a new series of Units as follows:

Section 5.10    Establishment of Class A Preferred Units
(a)    General. The General Partner hereby designates and creates a series of Units to be designated as “Class A Preferred Units,” having the terms and conditions set forth herein.
(b)    Distributions.
(i)    Beginning with the Quarter ending September 30, 2016, the Class A Preferred Holders as of the applicable Record Date shall be entitled to receive distributions in accordance with the following provisions:
A)    The Partnership shall pay a cumulative distribution equal to $0.043 per Quarter in respect of each Outstanding Class A Preferred Unit, subject to adjustment in accordance with Section 5.10(d)(ix) (the “Class A Preferred Unit Distribution Amount” and such distribution, a “Class A Preferred Unit Distribution”). The Class A Preferred Unit Distribution Amount for the period ending September 30, 2016 shall be pro-rated for the period commencing on the Class A Closing Date and ending on, and including, September 30, 2016.
B)    Each Class A Preferred Unit Distribution shall be paid in cash at the Class A Preferred Unit Distribution Amount; provided, however, that if the Credit Agreement prohibits the Partnership from paying the Class A Preferred Unit Distribution in respect of any Quarter to all Class A Preferred Holders in cash (a “Prohibited Payment”), then the Class A Preferred Unit Distribution for such Quarter shall be paid in additional Class A Preferred Units (a “PIK Payment”), and the Class A Preferred Unit Distribution Amount for such Quarter shall be $0.05375 in respect of each Outstanding Class A Preferred Unit, subject to adjustment in accordance with Section 5.10(d)(ix) (the “PIK Distribution Amount”). If the Partnership fails to pay in full any Class A Preferred Unit Distribution (or portion thereof) on the applicable Payment Date, then (1) the Class A Preferred Unit Distribution Amount in respect of such Quarter will accumulate until paid in full in cash (or until the earlier conversion or redemption of the Class A Preferred Unit), and (2) the Partnership shall not be permitted to, and shall not, declare or make (x) any distributions in respect of any Junior Securities, or (y) any distribution in respect of Parity Securities, other than the Class A Preferred Unit Distribution, unless and until all accrued and unpaid Class A Preferred Unit Distributions have been paid in full in cash; provided, however, that distributions may be declared and paid in respect of the Class A Preferred Units and any Parity Securities, as long as such distributions are declared and paid pro rata such that the amounts of distributions declared per Class A Preferred Unit and per unit of such Parity Security shall in all cases bear to each other the same ratio that accrued but unpaid and accumulated distributions per Class A Preferred Unit and per unit of such Parity Security bear to each other.
(ii)    The number of PIK Units to be issued in connection with any PIK Payment shall be equal to the quotient of (A) the PIK Distribution Amount divided by (B) the Class A Preferred Unit Price; provided that instead of issuing any fractional PIK Unit, the Partnership shall round the number of PIK Units issued to each Class A Preferred Holder down to the nearest whole PIK Unit and pay cash in lieu of such fractional Unit.
(iii)    Class A Preferred Unit Distributions shall accrue on a daily basis; provided, however, that, with respect to any Class A Preferred Unit that is converted into Common Units in accordance with Section 5.10(d), the holder thereof shall not be entitled to both a Class A Preferred Unit Distribution and a Common Unit distribution in respect of (A) the most recently completed Quarter or (B) the Quarter in which the conversion is consummated, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the Record Date in respect of each such Quarter, which Record Date shall not be later than 10 days prior to the Payment Date.
(iv)    All Class A Preferred Unit Distributions shall be paid Quarterly, in arrears, on the earlier of: (A) the date that distributions are made on the Common Units for such Quarter pursuant to Section 6.3(a) or such earlier date after the end of such Quarter as the General Partner may determine, and (B) the date that is forty-five (45) days after the end of such Quarter (such date, the “Payment Date”).
(v)    When PIK Units are payable to a Class A Preferred Holder pursuant to this Section 5.10, the Partnership shall issue the PIK Units to such holder in accordance with Section 5.10(b)(iv) above (the date of issuance of such PIK Units, the “PIK Payment Date”). On the PIK Payment Date, the Partnership shall issue to such Class A Preferred Holder the number of PIK Units to which such holder shall be entitled by a notation in book entry form in the books of the Class A Transfer Agent or, at the request of such Class A Preferred Holder, by a certificate or certificates for the number of PIK Units to which such Class A Preferred Holder shall be entitled. All PIK Units shall, when so issued, be duly authorized, validly issued fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or the Partnership Agreement, as amended by this Amendment .
(vi)    For purposes of maintaining Capital Accounts, if the Partnership issues one or more PIK Units with respect to a Class A Preferred Unit, (i) the Partnership shall be treated for federal income tax purposes as having made a guaranteed payment for the use of capital under Section 707(c) of the Code with respect to such Class A Preferred Unit in an amount equal to the PIK Distribution

Amount, and (ii) the holder of such Class A Preferred Unit shall be treated as having contributed to the Partnership in exchange for such newly issued PIK Units an amount of cash equal to the PIK Distribution Amount less the amount of any cash distributed by the Partnership in lieu of fractional PIK Units, with such holder’s Capital Account being increased by the amount of such deemed contribution.
(vii)    For the avoidance of doubt and not withstanding anything in Sections 6.3(a) to the contrary, any Available Cash that is to be distributed pursuant to Sections 6.3(a) shall be distributed first in accordance with this Section 5.10(b).
(viii)    All Class A Preferred Unit Distributions payable by the Partnership pursuant to this Section 5.10 shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code.
(c)    Voting Rights.
(i)    Notwithstanding anything to the contrary in this Agreement, the Class A Preferred Units shall have no voting rights and no rights to consent or approve any action or matter, except as set forth in this Section 5.10(c), Section 13.3, or as otherwise required by Delaware law.
(ii)    The Class A Preferred Units will have such voting rights pursuant to this Agreement as such Class A Preferred Units would have if they were converted into Common Units, at the Conversion Rate then in effect, and shall vote together with the Common Units as a single class, except that the Class A Preferred Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights, powers, privileges or preferences of the Class A Preferred Units in relation to other classes of Partnership Interests or as required by law.
(iii)    The approval of a Class A Preferred Unit Majority shall be required to approve any matter for which the Class A Preferred Holders are entitled to vote as a separate class.
(iv)    The approval of a Class A Preferred Unit Majority shall be required to:
A)    amend this Agreement in any manner that adversely alters or changes the rights, powers, privileges or preferences or duties and obligations of the Class A Preferred Units;
B)    amend this Agreement in any manner that modifies any terms of the Class A Preferred Units;
C)    issue additional Class A Preferred Units;

D)    create (by reclassification or otherwise) and issue any class of Senior Securities or Parity Securities (or amend the provisions of any existing class of Partnership Interests to make any such class of Partnership Interests a class of Senior Securities or Parity Securities);
E)    incur any indebtedness for borrowed money (other than under the Credit Agreement, including any increase in the borrowing base thereunder or any amendment or restatement thereof, and trade accounts payable arising in the ordinary course of business);
F)    terminate the Suspension Period under the Equity Distribution Agreement; or
G)    enter into any oral or written agreement, including any agreement effecting a merger or consolidation, or otherwise commit to do any of the foregoing.
(d)    Conversion.
(i)    (A) At any time during the period beginning on February 11, 2017, and ending on the Business Day immediately prior to the first to occur of (1) the fifth anniversary of the Class A Closing Date, and (2) the effective date of a Change of Control, each Class A Preferred Holder shall have the right, at its sole election, to convert all or any portion of the Class A Preferred Units held by such electing Class A Preferred Holder, in an aggregate amount equaling or exceeding the Minimum Conversion Amount, into Common Units at the Conversion Rate then in effect, and (B) immediately prior to effectiveness of a Change of Control, in accordance with an election made pursuant to Section 5.10(e)(i)(B), each Class A Preferred Holder shall have the right, at its sole election, to convert all or any portion of the Class A Preferred Units held by such electing Class A Preferred Holder into Common Units at the Conversion Rate then in effect, in each case, by delivery of: (x) written notice to the Partnership, in the form set forth as Exhibit B hereto, setting forth the number of Class A Preferred Units it holds and the number of Class A Preferred Units it is electing to convert, and (y) if such Class A Preferred Units are Certificated, a Class A Preferred Unit Certificate to the Class A Transfer Agent representing an amount of Class A Preferred Units at least equal to the amount such Class A Preferred Holder is electing to convert (or an instruction letter to the Class A Transfer Agent if the Class A Preferred Units are in book-entry form), together with such additional information as may be requested by the Class A Transfer Agent. The Partnership shall give each Class A Preferred Holder at least ten (10) Business Days prior written notice of any Change of Control. In the case of any Certificate representing Class A Preferred Units which are converted in part only, upon such conversion, the Class A Transfer Agent shall authenticate and deliver to the Class A Preferred Holder thereof, at the expense of the Partnership, a new Certificate representing the number of Class A Preferred Units not so converted.

(ii)    On the fifth anniversary of the Closing Date, if a Class A Preferred Holder has not elected, pursuant to Section 5.10(f), to cause the Partnership to redeem all of the Class A Preferred Units held by such Class A Preferred Holder, then immediately following the Partnership’s redemption of Class A Preferred Units pursuant to Section 5.10(f), all of such Class A Preferred Holder’s Outstanding Class A Preferred Units shall automatically convert into Common Units at the Conversion Rate then in effect.
(iii)    The Partnership shall make a cash payment with respect to each Class A Preferred Unit converted pursuant to this Section 5.10(d), in an amount equal to all accrued but unpaid and accumulated distributions on such Class A Preferred Unit to, but not including, the Conversion Date; provided, however, that such accrued but unpaid and accumulated distributions shall not include any Class A Preferred Unit Distribution accrued in respect of (A) the most recently completed Quarter, if the Record Date in respect of such Quarter has not yet passed, or (B) the Quarter in which the conversion is consummated.
(iv)    In lieu of issuing any fractional Common Unit upon the conversion of a Class A Preferred Unit pursuant to this Section 5.10(d), the Partnership shall, in the sole discretion of the General Partner, round the number of Common Units issued upon conversion of each Class A Preferred Unit (A) up to the nearest whole Common Unit or (B) down to the nearest whole Common Unit and pay cash in lieu of any such fractional Common Unit.
(v)    Upon conversion, the rights of a holder of converted Class A Preferred Units as a Class A Preferred Holder shall cease with respect to such converted Class A Preferred Units, including any rights under this Agreement with respect to Class A Preferred Holders, and such Person shall continue to be a Limited Partner and have the rights of a holder of Common Units under this Agreement and the rights of a Class A Preferred Holder in respect of any Class A Preferred Units not converted. Each Class A Preferred Unit shall, upon its Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Common Unit(s) into which such Class A Preferred Unit converted. Notwithstanding the foregoing, as the result of a conversion, a holder shall not lose or relinquish any claims or rights of action such holder may then or thereafter have as a result of such holder’s ownership of the converted Class A Preferred Units.
(vi)    The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Class A Preferred Units. However, the Class A Preferred Holder whose Class A Preferred Units are converted shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Class A Transfer Agent may refuse to deliver the Certificate representing Common Units (or notation of book entry) being issued in a name other than the holder’s name until the Class A Transfer Agent receives a sum sufficient to pay any tax or duties due because the Units are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.
(vii)    All Common Units delivered upon conversion of the Class A Preferred Units in accordance with this Section 5.10(d) shall be (1) newly issued and (2) duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement and other than restrictions on transfer under applicable securities laws.
(viii)    The Partnership shall comply with all applicable securities laws pertaining to the issuance of any Common Units upon conversion of Class A Preferred Units and, if the Common Units are then listed, quoted or admitted to trading on the NASDAQ or any other National Securities Exchange or other market, shall list or cause to have quoted or admitted to trading and keep listed, quoted or admitted to trading the Common Units issuable upon conversion of the Class A Preferred Units to the extent permitted or required by the rules of such exchange or market.
(ix)    If, after the Class A Closing Date, the Partnership (A) makes a distribution on its Common Units in Common Units, (B) subdivides or splits its outstanding Common Units into a greater number of Common Units, (C) combines or reclassifies its Common Units into a smaller number of Common Units or (D) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Conversion Price in effect at the time of the Record Date for such distribution or of the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Class A Preferred Units after such time shall entitle the holder to receive (x) the aggregate number of Common Units (or shares of any Partnership Interests into which such shares of Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (C) and (D) above) that such holder would have been entitled to receive if the Class A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and (y) in the case of clause (A), the aggregate number of Common Units that such holder would have been entitled to receive in connection with such distribution. In the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions of this Section 5.10 relating to the Class A Preferred Units shall not be abridged or amended and that the Class A Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Class A Preferred Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 5.10(d)(ix) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.
(e)    Change of Control.
(i)    In the event of a Change of Control, each Class A Preferred Holder shall have the option, at its sole election, to:
A)    if the Partnership is the surviving entity following such Change of Control, continue to hold Class A Preferred Units; or
B)    immediately prior to effectiveness of such Change of Control, convert all or any portion of the Class A Preferred Units held by such Class A Preferred Holder into Common Units, at the Conversion Rate then in effect, in accordance with applicable provisions of Section 5.10(d).
(ii)    If (A) a Class A Preferred Holder does not elect to convert all of the Class A Preferred Units held by such Class A Preferred Holder into Common Units pursuant to Section 5.10(e)(i)(B), and (B) the Partnership is not the surviving entity following such Change of Control, then immediately following effectiveness of such Change of Control, the Partnership shall redeem in cash all, but not less than all, of the Class A Preferred Units held by such Class A Preferred Holder at a price per Class A Preferred Unit equal to the COC Redemption Premium, plus any accrued but unpaid and accumulated distributions on such Class A Preferred Units to, but not including, the Redemption Date.
(f)    Redemption.
On the fifth anniversary of the Class A Closing Date, each Class A Preferred Holder shall be entitled to elect to cause the Partnership to redeem in cash all or any portion of the Class A Preferred Units held by such Class A Preferred Holder at a price per Class A Preferred Unit equal to the Unit Purchase Price, plus any accrued but unpaid and accumulated distributions on such Class A Preferred Units to, but not including, the Redemption Date.
(g)    Certificates.
(i)    If requested by a Class A Preferred Holder, the Class A Preferred Units shall be evidenced by certificates in such form as the Board of Directors may approve; unless and until the Board of Directors determines to assign the responsibility to another Person, Wells Fargo Shareowner Services will act as the

Class A Transfer Agent for the Class A Preferred Units. The certificates evidencing Class A Preferred Units shall be separately identified and shall not bear the same CUSIP number, if any, as the certificates evidencing Common Units.
(ii)    The certificate(s) representing the Class A Preferred Units may be imprinted with a legend in substantially the following form:
“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN (i) THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP, DATED AS OF DECEMBER 20, 2011, AS AMENDED OR RESTATED FROM TIME TO TIME, AND (ii) THE CLASS A PREFERRED UNIT PURCHASE AGREEMENT, DATED AS OF JULY 31, 2016, BY AND BETWEEN THE PARTNERSHIP AND THE PURCHASERS PARTY THERETO, IN EACH CASE, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”
(iii)    In connection with a sale of Class A Preferred Units pursuant to an effective registration statement or in reliance on Rule 144 of the rules and regulations promulgated under the Securities Act, upon receipt by the Partnership of such information as the Partnership reasonably deems necessary to determine that the sale of the Class A Preferred Units is made in compliance with Rule 144, the Partnership shall remove or cause to be removed the restrictive legend from the certificate(s) representing such Class A Preferred Units (or the book-entry account maintained by the Class A Transfer Agent), and the Partnership shall bear all costs associated therewith.
6.    Article V is hereby amended to add a new Section 5.11 as follows:
Section 5.11    Special Provisions Relating to the Class A Preferred Holders.
(a)    Immediately upon the conversion of any Class A Preferred Unit into Common Units pursuant to Section 5.10(d), the Unitholder holding a Class A Preferred Unit that is converted shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units.
(b)    A Unitholder holding a Class A Preferred Unit that has converted into a Common Unit pursuant to Section 5.10(d) shall not be issued a Common Unit Certificate pursuant to Section 4.1 and shall not be permitted to transfer its converted Class A Preferred Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that upon transfer, each such converted Class A Preferred Unit should have intrinsic economic and U.S. federal income tax characteristics to the transferee, in all material respects, that are the same as the intrinsic economic and U.S. federal income tax characteristics that a Common Unit (other than a converted Class A Preferred Unit) would have to such transferee upon transfer, provided that in all events such determination shall be made within five (5) Business Days of the date of conversion or receipt by the Partnership of the notice of transfer, as applicable. The General Partner shall act in good faith and shall make the determinations set forth in this Section 5.11(c) as soon as practicable following a Conversion Date or as earlier provided herein.
(c)    Except as expressly set forth herein, all payments and distributions to holders of Class A Preferred Units shall be made ratably to them in accordance with the Class A Preferred Units held by them.
7.    Section 6.1(a) is hereby amended and restated as follows:
(a)    Net Income. After giving effect to the special allocations set forth in Sections 6.1(d) and (e) and any allocations to other Partnership Interests, Net Income for each taxable period and all items of income, gain, loss, deduction, and Simulated Gain taken into account in computing Net Income for such taxable period shall be allocated as follows:
(i)    First, 100% to the General Partner until the General Partner has been allocated cumulative Net Income for the current and all prior taxable periods equal to the cumulative Net Loss previously allocated to the General Partner pursuant to Section 6.1(b)(iii); and
(ii)    The balance, if any, to all Partners (other than Class A Preferred Holders), Pro Rata.
8.    Section 6.1(b) is hereby amended and restated as follows:
(b)    Net Loss. After giving effect to the special allocations set forth in Sections 6.1(d) and (e) and any allocations to other Partnership Interests, Net Loss for each taxable period and all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Loss for such taxable period shall be allocated as follows:
(i)    First, to all Partners (other than Class A Preferred Holders), Pro Rata; provided, however, that Net Loss shall not be allocated pursuant to this Section 6.1(b) to the extent that such allocation would cause any Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account) as such Adjusted Capital Account would be determined without regard to any Class A Preferred Units then held by such Partner;
(ii)    Second, to the Class A Preferred Holders Pro Rata; provided that the Net Loss shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any such Class A Preferred Holder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and
(iii)    The balance, if any, 100% to the General Partner.
9.    Section 6.1(c) is hereby amended and restated as follows:
(c)    Net Termination Gains and Losses. After giving effect to the special allocations set forth in Sections 6.1(d) and (e) and any allocations to other Partnership Interests, Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss, deduction, and Simulated Gain taken into account in computing Net Termination Gain or Net Termination Loss) for such taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.3 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.
(i)    If a Net Termination Gain (including a pro rata part of each item of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Termination Gain) is recognized, such Net Termination Gain shall be allocated in the following manner:
A)    First, to the General Partner until the Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(i)(A) for the current and all previous taxable periods is equal to the aggregate of the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(C) for all previous taxable periods;
B)    Second, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account; and
C)    Third, 100% to all Partners, Pro Rata.

(ii)    If a Net Termination Loss is recognized, such Net Termination Loss shall be allocated among the Partners in the following manner:
A)    First, to all Partners (other Class A Preferred Holders), Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero;
B)    Second, to Class A Preferred Holders, Pro Rata until the Capital Account in respect of each Class A Preferred Unit then Outstanding has been reduced to zero; and
C)    The balance, if any, 100% to the General Partner.
10.    Article VI is hereby amended to add a new Section 6.1(d)(xii) as follows:
(xii)    Allocations with respect to Class A Preferred Units.
A)    Net Termination Gain, if any, for the taxable period (or, to the extent necessary, items of income or gain for the taxable period) shall be allocated to each holder of Class A Preferred Units in proportion to, and to the extent of, an amount equal to the excess, if any, of (x) the Stated Class A Liquidation Preference with respect to such holder’s Class A Preferred Units over (y) such holder’s existing Capital Account balance in respect of its Class A Preferred Units, until the Capital Account balance of each such holder in respect of its Class A Preferred Units is equal to the Stated Class A Liquidation Preference in respect of such Class A Preferred Units.
B)    With respect to any taxable period ending upon, or after, a Conversion Date, items of Partnership income, gain or loss, as applicable, shall be allocated 100% to each Partner holding such Class A Preferred Units until each such Partner has been allocated an amount of Partnership income or gain that increases the Capital Account maintained with respect to such converted Class A Preferred Units to an amount equal to the product of (D) the number of converted Class A Preferred Units and (E) the Per Unit Capital Account for a Common Unit. The purpose for this allocation is to establish uniformity between the Capital Accounts underlying converted Class A Preferred Units and the Capital Accounts underlying Common Units.
C)    Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (A) the Liquidation Date occurs prior to the conversion of the last Outstanding Class A Preferred Unit and (B) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Per Unit Capital Amount of each Class A Preferred Unit does not equal or exceed the Liquidation Preference, then items of income, gain, loss and deduction for such taxable period shall be allocated among the Partners in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Per Unit Capital Amount in respect of each Class A Preferred Unit to equal the Liquidation Preference. For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Per Unit Capital Amount balances described above, items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs, shall be reallocated from the Unitholders holding Units other than Class A Preferred Units to Unitholders holding Class A Preferred Units. In the event that (i) the Liquidation Date occurs on or before the date (not including any extension of time) prescribed by law for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(xiii)(D) fails to achieve the Per Unit Capital Amounts described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among all Partners in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xiii)(D), cause the Per Unit Capital Amount in respect of each Class A Preferred Unit to equal the Liquidation Preference.
11.    Section 6.2 is hereby amended to add a new Section 6.2(j) as follows:
(j)    If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).
B.    Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
C.    Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.
D.    Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.
E.    Miscellaneous. Notwithstanding anything herein to the contrary, all measurements and references related to Unit prices, Unit numbers and distribution amounts (other than those expressed in percentages) herein, shall be, in each instance, appropriately adjusted for unit splits, combinations, distributions and the like.
F.    Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
(Signature page follows)

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.
GENERAL PARTNER:

MID-CON ENERGY GP, LLC

By: /s/ Jeffrey R. Olmstead
Name:    Jeffrey R. Olmstead
Title:    Chief Executive Officer

FORM OF NOTICE OF CONVERSION

CLASS A PREFERRED UNIT CONVERSION NOTICE
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER
TO CONVERT CLASS A PREFERRED UNITS)
[Date]
The undersigned hereby elects to convert the number of Class A Preferred Units (“Class A Preferred Units”) of Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”), indicated below into common units (“Common Units”) of the Partnership, according to the conditions hereof, as of the date written below. If Common Units are to be issued in the name of a person other than the holder of such Class A Preferred Units, such holder will pay all transfer taxes payable with respect thereto and will deliver such certificates and opinions as may be required by the Partnership or its transfer agent. No fee will be charged to the holders for any conversion, except for any such transfer taxes.
Conversion calculations:

Date to Effect Conversion:

Number of Class A Preferred Units to be Converted:

Total Amount of Accrued, Accumulated and Unpaid Class A Preferred Unit Distributions:

Applicable Class A Conversion Ratio:

Number of Common Units to be Issued:

Name in which Certificate for Common Units to be Issued:

Address for Delivery:

[REGISTERED HOLDER]

By:
Authorized Officer:
Title: